Exhibit 10.1

AGREEMENT FOR RESTRICTED STOCK

GRANTED UNDER THE INDIANA COMMUNITY BANCORP

2010 STOCK OPTION AND INCENTIVE PLAN

This Agreement has been entered into as of the ____ day of ________, _____ (“Date of Grant”) between Indiana Community Bancorp, an Indiana corporation (the “Corporation”), and _______________, an employee of the Corporation or one of its affiliates (the “Participant”), pursuant to the Corporation’s 2010 Stock Option and Incentive Plan (the “Plan”) and evidences and sets forth certain terms of the grant (the “Grant”) to the Participant pursuant to the Plan of an aggregate of ______ shares of Restricted Stock as of the date of this Agreement. Capitalized terms used herein and not defined herein have the meanings set forth in the Plan.

Section 1. Receipt of Plan; Restricted Stock and this Agreement Subject to Plan.

 The Participant acknowledges receipt of a copy of the Plan. This Agreement and the shares of Restricted Stock granted to Participant are subject to the terms and conditions of the Plan, all of which are incorporated herein by reference, except as modified herein. The value of the Restricted Stock granted hereunder and any other awards of Restricted Stock under the Plan made to the Participant in 2010 collectively may not exceed one-third of the Participant’s “annual compensation” (as defined in 31 CFR 30, Section 30.1 Q-1) for 2010, calculated in accordance with 31 CFR 30, Section 30.10 Q-10(e)) (the “Limit”). The Committee, in its sole discretion, may reduce, and the Participant shall forfeit, the number of shares of Restricted Stock granted hereunder to the extent necessary so as not to exceed the Limit.

Section 2. Vesting and Transferability.

(a)
Vesting. If the Participant remains continuously employed by, and has continuously provided substantial services to, the Corporation from the Date of Grant to the date of the applicable event below, the Restricted Stock will become vested (and no longer subject to a substantial risk of forfeiture) as to [2/3 of Granted Shares] of the shares of Restricted Stock granted hereunder on the second anniversary of the Date of Grant and as to an additional [1/3 of Granted Shares] of the shares of Restricted Stock granted hereunder on January 1, 2013; provided that if the Participant ceases to maintain Continuous Service by reason of death or Disability, then the Ratable Portion (as defined in the Plan) of the shares of Restricted Stock granted to the Participant shall vest and not be forfeited and if the Continuous Service of the Participant is involuntarily terminated, for whatever reason, at any time within 18 months after a change in control event (as defined in 26 CFR 1.280G-1, Q&A-27 through Q&A-29 or as defined in 26 CFR 1.409A-3(i)(5)(i)) with respect to the Corporation, all shares of Restricted Stock granted to the Participant shall become fully vested in the Participant, subject to Section 13 hereof. Any shares of the Restricted Stock that have not vested in accordance with the foregoing will be forfeited by the Participant upon any cessation of the Participant’s Continuous Service to the Corporation following the Date of Grant; provided that if the Participant ceases to maintain Continuous Service following the second anniversary of the Date of Grant (assuming the Participant maintains Continuous Service during such two-year period), by reason of Retirement, then the Ratable Portion (as defined in the Plan) of the shares of Restricted Stock granted to the Participant shall vest and not be forfeited.

(b)
Transferability. Notwithstanding the satisfaction of the vesting conditions in Section 2(a), the Restricted Stock will not be transferable (as defined in 26 CFR 1.83-3(d)) by the Participant at any time prior to the repayment of the assistance received by the Corporation under the United States Department of the Treasury’s Troubled Asset Relief Program (“TARP”), established pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”) (except as necessary to reflect a merger or acquisition of the Corporation), provided that: (A) 25% of the shares of Restricted Stock granted hereunder will no longer be subject to the transferability restrictions in this Section 2(b) upon repayment of 25% of the aggregate obligations of the Corporation under TARP; (B) an additional 25% of the shares of Restricted Stock granted hereunder (for an aggregate total of 50% of the shares of Restricted Stock granted hereunder) will no longer be subject to the transferability restrictions in this Section 2(b) upon repayment of 50% of the aggregate obligations of the Corporation under TARP; (C) an additional 25% of the shares of Restricted Stock granted hereunder (for an aggregate total of 75% of the shares of Restricted Stock granted hereunder) will no longer be subject to the transferability restrictions in this Section 2(b) upon repayment of 75% of the aggregate obligations of the Corporation under TARP; and (D) the remainder of the shares of Restricted Stock granted hereunder will no longer be subject to the transferability restrictions in this Section 2(b) upon repayment of 100% of the aggregate obligations of the Corporation under TARP.

(c)
Vested and Transferable Shares - Removal of Restrictions; Payment. Upon the later to occur of the Restricted Stock becoming vested pursuant to Section 2(a) and the Restricted Stock becoming transferable pursuant to Section 2(b), such shares of Restricted Stock shall be vested and transferable shares and the Corporation shall, as soon as practicable thereafter, cause all restrictions hereunder to be removed from the certificates representing such vested and transferable shares and shall cause certificates representing such shares to be delivered to the Participant free and clear of all transfer restrictions. The Participant need not be employed on such distribution date to receive such shares.  In no event shall such issuance of such certificates occur later than the later of (A) the end of the short term deferral period identified in Treas. Reg. 1.409A-1(b)(4) and (B) the first date on which the issuance is permissible under the Regulations (as defined in Section 13).

(d)
Transferability Exception. Notwithstanding the foregoing, for Restricted Stock for which the Participant does not make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), at any time beginning with the date upon which the shares of Restricted Stock become substantially vested (as defined in 26 CFR 1.83-3(b)) and ending on December 31 of the calendar year including that date, a portion of the Restricted Stock shall be made transferable as may reasonably be required to pay the federal, state, local, or foreign taxes that are anticipated to apply to the income recognized due to this vesting, and the amounts made transferable for this purpose shall not count toward the percentages in Section 2(b) above.

Section 3. Certificates for Shares.

 Each certificate representing the shares of Restricted Stock granted to the Participant shall be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Corporation and shall bear the following (or a similar) legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the 2010 Stock Option and Incentive Plan of the Corporation, and an Agreement entered into between the registered owner and the Corporation. Copies of such Plan and Agreement are on file in the office of the Secretary of the Corporation.”

Upon the lapse of transfer restrictions on such shares of Restricted Stock, the Corporation shall promptly deliver a stock certificate for such shares, free of such legend, to the Participant, as provided in Section 2(c) hereof.

Section 4. Transfer Restrictions.

 Until such time as the restrictions on the shares of Restricted Stock granted to Participant have lapsed and such shares are no longer subject to forfeiture to the Corporation, the Participant shall not sell, assign, transfer, pledge or otherwise encumber such shares of Restricted Stock.

Section 5. Dividends.

 In the event any dividends or other distributions, whether in cash, property or stock of another company, are paid on any of the shares of Restricted Stock granted to the Participant, such dividends or other distributions shall be delivered to the Participant at that time. Stock dividends and shares issued as a result of any stock-split, if any, issued with respect to the Restricted Shares shall be treated as additional Restricted Shares and shall be subject to the same restrictions and other terms and conditions that apply with respect to, and shall vest or be forfeited at the same time as, the Restricted Shares with respect to which such stock dividends or shares are issued.

Section 6. No Employment Rights.

 None of this Agreement, the Plan or the award of shares of Restricted Stock hereunder shall be construed as giving the Participant any right to be retained as an employee or director of the Corporation or any Affiliate.

Section 7. Withholding.

 In connection with the delivery of shares of Common Stock as a result of the vesting of Restricted Stock, the Corporation shall have the right to require the Participant to pay an amount in cash sufficient to cover any tax, including any Federal, state or local income tax, required by any governmental entity to be withheld or otherwise deducted and paid with respect to such delivery (“Withholding Tax”), and to make payment to the appropriate taxing authority of the amount of such Withholding Tax.

Section 8. Plan Controlling.

 The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling, except as modified herein. All determinations and interpretations of the Committee shall be binding and conclusive upon Participant and his or her legal representatives.

Section 9. Governing Law.

 This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

Section 10. Notices.

 All notices and other communications required or permitted under this Agreement shall be written and shall be delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Corporation, to the Corporation’s executive offices in Columbus, Indiana, and if to Participant or his or her successor, to the address last furnished by Participant to the Corporation. Each notice and communication shall be deemed to have been given when received by the Corporation or Participant.

Section 11. No Waiver.

 The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 12. Section 409A of the Code.

 This Agreement, the Grant, and the compensation and benefits hereunder are intended to meet the requirements for exclusion from coverage under Section 409A of the Code and shall be construed and administered accordingly. In addition to the general amendment rights of the Corporation with respect to the Plan and this Agreement, the Corporation specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to the Plan or this Agreement as it deems necessary or desirable to more fully address issues in connection with exemption from (or compliance with) Section 409A of the Code and other laws. In no event, however, shall this section or any other provisions of the Plan or this Agreement be construed to require the Corporation to provide any gross-up for the tax consequences of any provisions of, or payments under, the Plan and this Agreement and the Corporation and its affiliates shall have no responsibility for tax or legal consequences to any participant (or beneficiary) resulting from the terms or operation of the Plan or this Agreement.

Section 13. EESA and ARRA.

 It is the intention and purpose of the Corporation that this Grant of Restricted Stock meet the requirements of “long-term restricted stock” under 31 CFR 30, Section 30.1 Q-1 and the Grant and this Agreement shall be construed and administered accordingly. To the extent that this Agreement and the Restricted Stock granted hereunder are subject to Section 111 of the EESA and the American Recovery and Reinvestment Act of 2009 (“ARRA”) and any regulations, guidance or interpretations that may from time to time be promulgated thereunder (“Regulations”), then any payment of any kind provided for by, or accrued with respect to, this Agreement and the Restricted Stock granted hereunder must comply with EESA, ARRA and the Regulations and this Agreement and the Restricted Stock granted hereunder shall be interpreted or reformed to so comply. The Corporation reserves the right to modify the terms of the Grant and this Agreement as necessary to conform to EESA, ARRA, or the Regulations and, as a condition of the Participant’s receipt of the Grant, the Participant agrees to any modifications the Corporation may deem necessary or appropriate to comply with EESA, ARRA, or the Regulations, and agrees to sign any waivers, acknowledgements or amendments as may be requested by the Corporation to accomplish those goals.

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned thereunto duly authorized as of the date first above written.

Indiana Community Bancorp

By:
Name:
Title:

[signature of Participant]